UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PREFERRED APARTMENT COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 2, 2019

Dear Fellow Stockholders:

This letter supplements the Proxy Statement dated March 15, 2019 (the "Proxy Statement") provided to stockholders of Preferred Apartment Communities, Inc. (the "Company") in connection with its Annual Meeting of Stockholders to be held on May 2, 2019 (the "Annual Meeting").  At the Annual Meeting, Stockholders are being asked to elect ten directors, approve the 2019 Stock Incentive Plan (the "2019 Plan"), approve in an advisory vote the compensation or our named executive officers, and ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2019.

In connection with the requested approval of the 2019 Plan, the Company is providing the following additional information to its stockholders:

•
As of April 10, 2019, the following were eligible to participate in and receive awards under the 2019 Plan:  approximately 6 directors of the Company who are not also officers, 15 officers of the Company, no employees of the Company as the Company has no employees, 508 employees of affiliates of the Company (not including individuals already counted in the foregoing categories) and an indeterminate number of consultants as our consultants are numerous and we do not track the number of our consultants.  All of the foregoing numbers are approximate estimates.

•	The closing sale price of the Company’s common stock as reported on the NYSE on April 10, 2019 was $15.12.

•
The first sentence under the heading "Eligibility" on page 33 of the Proxy Statement states that "Awards under the 2019 Plan may be granted to our officers, employees, directors, and consultants, or any of our affiliates." The Proxy Statement is hereby revised to delete the above quoted language, and to add the following in lieu of the deleted language:  "Awards under the 2019 Plan may be granted to officers, employees, directors, and consultants of the Company and its affiliates."

No other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this letter shall have the meanings assigned to such terms in the Proxy Statement.

Sincerely,
Daniel M. Dupree,
Chairman and Chief Executive Officer